Exhibit 10.2

Alan G. Jordan 2772 Holyoke Ann Arbor, Michigan 48103	Tim L. Carr 4158 Glen Eagles Court Webster Township, Michigan 48130

February 15, 2005

Arotech Corporation
250 West 57th Street
Suite 310
New York, New York 10107

Attention: Robert S. Ehrlich
Chairman, President and CEO

Re: Stock Purchase/Sale Agreement

Gentlemen:

Reference is made to the Stock Purchase and Sale Agreement dated January 7, 2004 (the “Agreement”) by and among ourselves (the “Shareholders”), Arotech Corporation, a Delaware corporation (“Arotech”), and FAAC Incorporated, a Michigan corporation (“FAAC”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

This will confirm our agreement to your request that we modify the terms of the Agreement to provide that, notwithstanding anything to the contrary in the Agreement or in the Restated Security Agreement dated February 19, 2004 (the “Security Agreement”) between and among Arotech, FAAC, and the Shareholders, payment of the 2004 Earnout Consideration shall be made by Arotech as follows:

1.
On or prior to March 31, 2005, Arotech will transfer to the Shareholders all right and title to the Debt Instruments, as defined in and serving as security under the Security Agreement and being held pursuant to the terms of an Escrow Agreement dated February 19, 2004 between and among Arotech, the Shareholders and HSBC Bank USA or, at Arotech’s option, Arotech will deliver to the Shareholders a cashier’s check or wire transfer of immediately available funds in an amount equal to the principal plus accrued interest then outstanding under those Debt Instruments.

2.
As soon as Arotech has filed its Form 10-K for 2004, but in no event later than April 30, 2005 (the “Issuance Date”), Arotech will issue in the name of the Shareholders and deliver to CIBC Israel, a subsidiary of CIBC World Markets (the “Broker”), that number of registered shares of Arotech Common Stock (the “Shares”) having a value, based upon the lowest of the bid price in the previous 20 days immediately preceding the Issuance Date, of $10,000,000 (which is approximately 125% of the amount that Arotech and the Shareholders estimate will be the remaining balance of the 2004 Earnout Consideration after application of the amount specified in Paragraph 1) for sale or distribution in accordance with the procedures hereafter described.

3.
Immediately following the Issuance Date, the Buyer will cause the Broker to initiate and thereafter implement as rapidly as possible the sale, in one or more transactions, of that number of the Shares as will be required to generate net proceeds to the Shareholders (after all fees to the Broker and all other transactional expenses) of the remaining balance of the 2004 Earnout Consideration after application of the amount specified in Paragraph 1, plus (as provided in the Agreement) interest on that remaining balance from April 1, 2005 until paid at the rate of 12% per annum (collectively, the “Earnout Balance”) and, within three (3) business days following each such sale, to disburse such net proceeds to the Shareholders by wire transfer to an account or accounts designated by the Shareholders. In implementing those sales, the Broker shall operate with the primary objective to generate net proceeds equal to the Earnout Balance for distribution to the Shareholders on or before September 30, 2005 and, to the extent (but only to the extent) consistent with that primary objective, to maximize the average price per share at which the Shares are sold. Unless at the written directive of the Shareholders, no sales of Shares will be completed at a price that is less than 80% of the price per share that was the valuation basis for the issuance of the Shares.

Arotech Corporation
February 15, 2005

4.
If, on or prior to September 30, 2005, the Shareholders receive full payment of the Earnout Balance from distributions of cumulative net proceeds of the sales of the Shares, then (a) any net proceeds of such sales in excess of the Earnout Balance shall be delivered to the Buyer and (b) any Shares remaining unsold after such full payment shall be delivered to the Buyer.

5.
If as of September 30, 2005, the Shareholders have not received full payment of the Earnout Balance from distributions of cumulative net proceeds of the sales of the Shares, then the Shareholders shall have the right, as of or at any time after that date, exercisable by written notice (the “Notice”) delivered to the Broker and Arotech, to (a) require that the Broker release and deliver to the Shareholders any remaining net proceeds from the prior sales of the Shares and any remaining Shares that had not yet been sold as of the date the Notice was delivered and the Broker, on or after the fifth (5th) business day following the date of delivery of the Notice, shall deliver to the Shareholders and the Shareholders shall accept such remaining net proceeds and the original Stock Certificate(s) representing such remaining Shares in complete satisfaction of the Earnout Balance or (b) require that the Buyer, on or before the tenth (10th) business day following the date of delivery of the Notice, pay to the Shareholders by a cashier’s check or wire transfer of immediately available funds an amount equal to Earnout Balance and, following receipt of such payment, the Shareholders will waive all rights to any remaining net proceeds from the prior sales of the Shares and to any remaining Shares that had not yet been sold as of the date such payment, and any remaining net proceeds and Shares shall be delivered to the Buyer as provided in Paragraph 4 above.

6.	Any portion of the 2004 Earnout Consideration not paid when due under this amendment will bear interest at the rate specified in Section 12.1 of the Agreement.

7.	Unless and until the 2004 Earnout Consideration is paid in full, the provisions for security for that payment in the Security Agreement will remain in full force and effect.

Except as expressly stated above, all provisions of the Agreement, as originally signed and previously amended, remain in full force and effect.

If the foregoing is acceptable to you, kindly sign in the place provided for your signature below, whereupon this letter will become a binding amendment to the Agreement, the Security Agreement and the Escrow Agreement.

Sincerely, Alan G. Jordan Tim L. Carr

Arotech Corporation
February 15, 2005

ACCEPTED AND AGREED:

AROTECH CORPORATION

By:
Robert S. Ehrlich
Chairman, President and CEO

ACCEPTED AND AGREED:

FAAC INCORPORATED

By:
Alan G. Jordan
Chairman and CEO